Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-241143, 333-254799, 333-262467, and 333-264004) on Form S-8 and (Nos. 333-266804 and 333-268730) on Form S-3 of our report dated March 23, 2023, with respect to the consolidated financial statements of Acutus Medical, Inc.

/s/ KPMG LLP

San Diego, California
March 23, 2023